Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Manager and the Member of

CCO Holdings, LLC and CCO Holdings Capital Corp.:

We consent to the incorporation by reference in the registration statement No. 333-222241 on Form S-3 of CCO Holdings, LLC and CCO Holdings Capital Corp. and subsidiaries (the Company) of our report dated February 13, 2018, with respect to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements) which report appears in the December 31, 2017 annual report on Form 10-K of the Company.

(signed) KPMG LLP

St. Louis, Missouri

April 2, 2018